Exhibit (17)(c)

CONSENT OF MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

Merrill Lynch, Pierce, Fenner & Smith Incorporated

Board of Directors

Allied Capital Corporation
1919 Pennsylvania, NW
Washington, DC 20006

Members of the Board of Directors:

We hereby consent to the inclusion of our opinion letter, dated October 25, 2009, to the Board of Directors of Allied Capital Corporation (“Allied”) as Annex B to, and to the reference thereto under the headings “SUMMARY — Reasons for the Merger”, “SUMMARY — Risks Relating to the Proposed Merger”, “SUMMARY — Bank of America/Merrill Lynch, Pierce, Fenner & Smith Incorporated Has Provided an Opinion to Allied Capital’s Board of Directors Regarding the Exchange Ratio”, “RISK FACTORS — Risks Relating to the Merger”, “THE MERGER — Background of the Merger”, “THE MERGER — Reasons for the Merger”, and “THE MERGER — Opinion of Allied Capital’s Financial Advisors” in the joint proxy statement/prospectus relating to the proposed merger involving Allied and Ares Capital Corporation (“Ares”), which joint proxy statement/prospectus forms a part of Ares Registration Statement on Form N-14 to which this consent is filed as an exhibit. In giving the foregoing consent, we do not admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, or (2) that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Merrill Lynch, Pierce, Fenner & Smith Incorporated
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED

December 15, 2009